Exhibit 99.1

IMPORTANT NOTICE CONCERNING LIMITATIONS ON

TRADING IN CNB FINANCIAL CORPORATION EQUITY SECURITIES

To:	Executive Officers and Directors of CNB Financial Corporation (the “Corporation”)

From:	Brian Wingard, Executive Vice President and Chief Financial Officer

Date:	November 19, 2015

Re:	Blackout Period Notice

1.	As you may know, a “blackout period” will be imposed under the CNB Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”). This blackout period, described in more detail below, is due to the pending change of the 401(k) Plan record keeper, effective January 1, 2016. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of the Corporation will generally be prohibited from engaging in transactions involving Corporation equity securities (including options and other derivatives based on Corporation stock) during this blackout period.

2.	As a result of the change of record keeper for the 401(k) Plan, during the blackout period participants, beneficiaries and alternate payees in the 401(k) Plan will be unable to direct or diversify investments in their 401(k) Plan accounts, obtain loans from the 401(k) Plan and obtain distributions from the 401(k) Plan.

3.	The blackout period for the 401(k) Plan is expected to begin as of 4:00 p.m., Eastern Time on December 22, 2015, and end the week of January 24, 2016; provided, however, that the blackout period may be extended due to events that are beyond the control of the Corporation. We will notify you of any changes that affect the dates of the blackout period. In addition during the blackout period and for a period of two years thereafter, you can confirm without charge the actual beginning and ending dates of the blackout period by contacting Brian Wingard, Executive Vice President and Chief Financial Officer, at CNB Financial Corporation, 1 South Second Street, P.O. Box 42, Clearfield, Pennsylvania 16830 or by calling (800) 492-3221. Any other inquiries regarding the blackout period should also be directed to Brian Wingard.

4.	Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Corporation that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.

The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under stock options, or restricted stock grants or shares under any retirement or deferred compensation plan), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the Corporation, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

•	Exercising stock options granted to you in connection with your service as a director or executive officer;

•	Selling Corporation stock that you acquired by exercising options;

•	Selling Corporation stock that you originally received as a restricted stock grant.

7.	There are certain exemptions, including:

•	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Brian Wingard, Executive Vice President and Chief Financial Officer, CNB Financial Corporation, 1 South Second Street, P.O. Box 42, Clearfield, Pennsylvania 16830 or by calling (800) 492-3221 before engaging in any transaction involving Corporation stock or derivatives based on Corporation stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.